Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of EA Series Trust and to the use of our report dated April 27, 2022 on the financial statements and financial highlights of Arin Large Cap Theta Fund, a series of shares of beneficial interest in Starboard Investment Trust. Such financial statements and financial highlights appear in the February 28, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 23, 2022